Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”), relating to the Quantum Fuel Systems Technologies Worldwide, Inc. 2011 Stock Incentive Plan, of our report dated March 28, 2012, relating to the Company’s consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting included in the Company’s Transition Report on Form 10-K for the eight month period ended December 31, 2011, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ HASKELL & WHITE LLP

Irvine, California

June 8, 2012